Exhibit 10.1

A mark of [***] in the text of this Exhibit indicates that confidential material has been omitted.

This Exhibit, including the omitted portions, has been filed separately with the Secretary of the
Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of the 26th day of April, 2004, by and between WYETH, a Delaware corporation (the “Seller”), and MEDIMMUNE DISTRIBUTION, LLC, a Delaware limited liability company (the “Buyer”).

RECITALS:

        WHEREAS, Seller owns the real property located at 355 Omicron Court, Shepherdsville, Kentucky improved with, among other things, a pharmaceutical product distribution facility (such facility being known as the “Louisville Distribution Center”), and certain property and assets located at the Louisville Distribution Center relating to the storage, use, sale and distribution of live, cold-adapted influenza vaccine products (collectively, as defined below, the “Purchased Assets”);

        WHEREAS, two employees of Seller are deployed for parts of the year at the Louisville Distribution Center (the “Seller Employees”) and all other work at the Louisville Distribution Center is provided under the Facility Agreements (as hereinafter defined); and

        WHEREAS, Buyer desires to acquire the Purchased Assets and to assume the Assumed Liabilities (as hereinafter defined) from the Seller, and Seller is willing to convey the Purchased Assets to Buyer, and to assign its rights and obligations under the Assumed Liabilities to Buyer, according to the terms and conditions set forth below.

AGREEMENT:

        NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE I

TERMINOLOGY

        1.1 Defined Terms.  As used herein, the following terms shall have the meanings indicated:

        Affiliate: With respect to any person, any person which directly or indirectly through the ownership of equity securities or through other arrangements either controls, or is controlled by or is under common control with, such person. A person shall be deemed to be in control of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that a person shall not be deemed to be in control of an entity in which a person owns a majority of the ordinary voting power to elect a majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

        Assumed Liabilities: All liabilities and obligations (i) under the Facility Agreements and the Permits assumed by Buyer at Closing; (ii) in respect of all of the other Purchased Assets, other than the Facility Agreements and the Permits, arising on and after the Closing Date; (iii) arising out of the ownership, leasing or operation of the Louisville Distribution Center on and after the Closing Date and (iv) in respect of Environmental Liabilities, subject to the indemnification provisions of Section 11.8 hereof.

        Books and Records: All tangible or electronic books, records, documents, schematics, engineering diagrams, and manuals owned by Seller or its Affiliates that (i) are exclusively related to the operations of the Facility, the Purchased Assets, or the Facility, and (ii) do not contain Wyeth General Know-How, Wyeth Product Specific Know-How, or Acquired Assets (as such terms are defined in the Termination Agreement). Books and Records shall include the following to the extent that they meet the foregoing definition: (a) accounts receivable information, accounts payable information, collection and related information, credit files, and account histories, (b) standard operating procedures (“SOPs”) and records associated with the operation of the Facility, including, without limitation, SOPs and records relating to the storage and shipment of the Products and security at the Facility, (c) training and safety records for all on-site employees and contractors, (d) equipment maintenance records, (e) validation reports and SOPs, including, without limitation, equipment and shipping validation information for Products and manifests, and (f) information technology and information systems records to the extent related to the Purchased Assets.

        Code: The Internal Revenue Code of 1986, as amended.

        Documents: This Agreement and all Exhibits hereto, and each other agreement, certificate or instrument delivered pursuant to this Agreement, but excluding the Termination Agreement and the other agreements, certificates or instruments to be executed and delivered pursuant thereto.

        Environmental Liabilities: Any and all Losses (whether known or unknown, foreseen or unforeseen, contingent or otherwise), including liability for response costs, personal injury to third parties not affiliated with Buyer or Seller, property damage, natural resource damage or any investigatory, corrective or remedial obligation which arises under or relates to any Environmental Laws.

        Environmental Reports: Means the reports and documents listed in Schedule 4.11.

        Facility Property: The machinery, furniture, fixtures, vehicles, rolling stock and equipment owned by Seller or any Affiliate of the Seller located or used primarily at or used primarily in connection with the Facility, including the items listed on Exhibit A hereto.

        Governmental Authority: Any governmental department, commission, board, bureau, agency, court, regulatory agency or other instrumentality of the United States or other foreign country, or any country, jurisdiction, state, county, province, municipality or other political subdivision thereof or any other supranational organization of sovereign states having jurisdiction over the Purchased Assets or the transactions contemplated by this Agreement.

        Hazardous Substances: Has the same meaning and definition as set forth in paragraph (14) of Title 42 U.S.C. §9601; provided, however, that the term “Hazardous Substances” as used herein shall also include “hazardous waste” as defined in Paragraph (5) of 42 U.S.C. §6903 and “petroleum” as defined in Paragraph (8) of 42 U.S.C. §6991 and shall also mean and refer to all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous, volatile, caustic or toxic, under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et. seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §136 et seq.), the Atomic Energy Act (42 U.S.C.§2011 et. seq.), the Hazardous Materials Transportation Act (49 U.S.C. §5101 et seq.), the Resource Conservation and Recovery Act of 1976 (42 USC §6901 et. seq.), the Federal Water Pollution Control Act (33 USC §1251 et. seq.), the Clean Air Act (42 USC §7401 et. seq.), the Toxic Substances Control Act of 1976 (15 USC §2601 et. seq.), the Safe Drinking Water Act (42 USC §300F-300J-11 et. seq.), and the Emergency Planning and Community Right to Know Act (42 USC §11001 et. seq.), each as heretofore amended or supplemented, and any analogous present local, state, federal or international statutes, codes, conventions, rules, regulations and/or requirements promulgated thereunder or pursuant thereto, and any other present law, ordinance, rule, regulation, permit or permit condition, order or directive addressing environmental, health, or safety issues of or by the federal government, any state or any political subdivision thereof, or any agency, court, or body of the federal government, any state or any political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions which are applicable to the Facility all as in effect at or prior to the Closing Date (collectively hereinafter referred to as the “Environmental Laws”). The term “removal” as used herein shall have the same meaning and definition as set forth in paragraph (23) of Title 42 U.S.C. §9601. The term “underground storage tank” as used herein shall have the same meaning and definition as set forth in Paragraph (1) of 42 U.S.C. §6991.

        Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, right of first refusal, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, affecting any assets or property, including any agreement to give or grant any of the foregoing, any conditional sale or other title retention agreement, and the filing of or agreement to give any financing statement with respect to any assets or property under the Uniform Commercial Code or comparable law of any jurisdiction.

        Loss: With respect to any person or entity, any and all costs, including without limitation, any actual costs to replace property, obligations, liabilities, demands, claims, settlement payments, awards, judgments, fines, penalties, damages and reasonable out-of-pocket expenses, including court costs and reasonable attorneys’ fees, whether or not arising out of a third party claim.

        LLC Interest. The membership interest of Distribution Center of Kentucky LLC, a Delaware limited liability company (the “LLC”).

        Material Adverse Effect: Any event, occurrence, fact, condition, change or effect that is materially adverse to, or materially interferes with, the use, occupancy or operation of the Facility or other Purchased Assets as they are currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

        Molds: The molds described on Exhibit B hereto.

        Packaging Materials. All rights of Seller or any Affiliate of Seller in, to and under all packaging materials listed on Exhibit C attached hereto.

        Permitted Lien: Any Lien (a) which secures a payment not yet due that arises, and is customarily discharged, in the ordinary course of Seller’s business; (b) any other Liens or imperfections in Seller’s title to any of its Purchased Assets that, individually and in the aggregate, are not material in character or amount and do not and would not reasonably be expected to materially detract from the value or materially interfere with the existing use of any of the Purchased Assets; (c) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) liens on goods in transit incurred in the ordinary course of business, (e) liens for Taxes not yet due and payable, (f) liens for Taxes which are being contested in good faith and by appropriate proceedings, (g) liens relating to capitalized lease financings or purchase money financings that have been entered into in the ordinary course of business, (h) liens arising solely by action of the Buyer, and (i) with respect to the Facility, (A) easements, quasi-easements, licenses, covenants, rights-of-way, and other similar restrictions, including without limitation any other agreements, conditions or restrictions, in each case, which are a matter of public record, (B) any conditions that would be shown by a current survey and (C) zoning, building and other similar restrictions pursuant to applicable laws.

        Pre-Closing On-Site Environmental Liabilities: Any Environmental Liabilities attributable or relating to, resulting from, or caused by the construction, ownership, use or operations of the Facility, including without limitation, any Release, threatened Release or presence of Hazardous Substances at, on, in or migrating from the Land, or operations thereon, or any environmental conditions on, under, or emanating from such Land, except to the extent, and in the proportion, the facts or conditions underlying such Environmental Liabilities are first caused by the actions of Buyer in connection with the operation or use of the Land after the Closing Date.

        Products: The “Products” as defined in that certain Termination and Transition Agreement, executed concurrently herewith, by and between Seller and MedImmune Vaccines, Inc., an Affiliate of Buyer (the “Termination Agreement”).

        Release: Has the meaning set forth in CERCLA.

        Remedial Action: Subject to the standard set forth in Section 11.8(b) of this Agreement, all actions to the extent required under applicable Environmental Laws to investigate, clean up, remove or treat a Release(s) of Hazardous Substances (including required remedial investigations, feasibility studies, corrective actions, closures and post-remedial or post-closure studies, operations and maintenance and monitoring).

        Tangible Personal Property: Means, collectively, the Facility Property, the Packaging Materials, and the Molds.

        Taxes: All federal, state, local and foreign taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security, real property, personal property, excise, sales, use and franchise taxes, levies, assessments, imposts, duties, licenses and registration fees and charges of any nature whatsoever, including interest, penalties and additions with respect thereto and any interest in respect of such additions or penalties.

        1.2 Additional Defined Terms. As used herein, the following terms shall have the meanings defined in the recitals or section indicated below:

Buyer Material Adverse Effect	Section 5.3
CERCLA	Section 4.11(d)
Closing	Section 10.1
Closing Date	Section 10.1
Disclosure Schedule	Article IV
Environmental Approvals	Section 4.11(a)
Excluded Assets	Section 2.2
Excluded Liabilities	Section 2.7
Facility	Section 2.1(a)
Facility Agreements	Section 2.1(c)
HSR Act	Section 6.8(a)
Indemnified Party	Section 11.4(a)
Indemnifying Party	Section 11.4(a)
Inventories	Section 2.2(f)
Land	Section 2.1(a)
Permits	Section 2.1(e)
Proration Date	Section 2.6(a)
Proration Schedule	Section 2.6(a)
Purchase Price	Section 2.5
Purchased Assets	Section 2.1

ARTICLE II

PURCHASE AND SALE

        2.1 Sale and Purchase of Assets. Upon and subject to the terms and conditions provided herein, on the Closing Date, Seller will sell, transfer, assign and convey to Buyer, and Buyer will purchase all of Seller’s right, title and interest in and to the following (collectively, the “Purchased Assets”):

                (a)     Real Property. That certain improved real property known as the Louisville Distribution Center, and as more particularly described on Exhibit D hereto (the “Land”) and all buildings, structures, fixtures and other improvements located thereon (collectively, and together with the Land, the “Facility”).

                (b)     LLC Interest. All of Seller’s rights, title and interest in and to the LLC Interest. Seller shall make any owner’s manuals or warranties in Seller’s possession relating to the use or operation of the Tangible Personal Property held by the LLC available to Buyer at the Facility as of the Closing Date.

                (c)     Facility Agreements. Subject to Section 2.4 hereof, all rights of Seller or any Affiliate of Seller in, to and under all (i) contracts, leases, agreements, purchase orders, commitments and other arrangements, and any amendments or modifications thereof, listed on Schedule 4.14 attached hereto and (ii) contracts, leases, agreements, purchase orders, commitments and other arrangements, and any amendments or modifications thereof with respect to the Louisville Distribution Center entered into in the ordinary course of business between the date hereof and the Closing Date in accordance with this Agreement, in each case to the extent Seller has the right to sell, transfer, assign or convey such agreements (the “Facility Agreements”). Seller shall make any manuals, documents, or information relating to any rights held by Seller under the Facility Agreements, including, without limitation, any rights to software or equipment, under the Facility Agreements, in Seller’s possession available to Buyer at the Facility as of the Closing Date.

                (d)     Books and Records. All of Seller’s rights, title, and interest in and to the Books and Records. Seller shall make the Books and Records available to Buyer at the Facility as of the Closing Date.

                (e)     Permits. All rights, interests and obligations of Seller or any Affiliate of Seller in, to and under all licenses, permits, approvals and qualifications relating to the Facility or the distribution of Products therefrom issued to Seller by any Governmental Authority to the extent Seller has the right to sell, transfer, assign or convey such permits (collectively, “Permits”).

        2.2 Excluded Assets. Notwithstanding any provision of this Agreement to the contrary, all assets of the Seller and its Affiliates other than the Purchased Assets shall remain the property of the Seller and are not subject to this Agreement, including without limitation, any of the following (collectively, the “Excluded Assets”):

                (a)     Any and all cash, bank deposits and other cash equivalents, certificates of deposits, marketable securities or cash deposits made by Seller to secure contract obligations (except for agreements prorated as set forth in Section 2.6).

                (b)     Any and all rights in and to claims or causes of action of Seller against third parties (including, without limitation, for indemnification) with respect to, or which are made under or pursuant to, Excluded Assets or Excluded Liabilities.

                (c)     Intentionally Omitted.

                (d)     All contracts of insurance, all claims, coverages and proceeds thereunder and all rights in connection therewith, including, without limitation, rights arising from any claims made or arising under such policies or for any refunds due with respect to insurance premium payments to the extent they relate to such insurance policies.

                (e)     All tangible personal property and packaging material physically located or used at the Facility disposed of or consumed between the date hereof and the Closing Date in the ordinary course of business in accordance with the terms and provisions of this Agreement.

                (f)     All inventories (other than the Packaging Materials) of raw materials, work in process, or finished Products held for use at the Facility or used in the distribution of the Products (“Inventories”).

                (g)     Seller’s corporate minute books, corporate seal, stock transfer records and other corporate records and any records relating to Excluded Assets.

                (h)     Personal property of Seller’s officers or employees located at the Facility.

                (i)     Originals of all financial and other records of Seller.

                (j)     All rights which accrue or will accrue to the benefit of the Seller under this Agreement or the other Documents.

                (k)     All rights relating to refunds or recoupment of Taxes relating to all periods ending prior to the Closing Date, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced.

                (l)     Wyeth General Know-How, Wyeth Product Specific Know-How, and Acquired Assets (as defined in the Termination Agreement).

        2.3 Assumed Liabilities. Upon and subject to the terms and conditions provided herein, on the Closing Date, the Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

        2.4 Assignment of Facility Agreements and other Purchased Assets. Notwithstanding anything in this Agreement to the contrary, except as provided in this Section 2.4, this Agreement shall not constitute an agreement to assign or assume any Facility Agreement, Permit or other Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a material breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller shall use commercially reasonable efforts (but without any payment of money to a third party by Seller) to obtain the consent of the other parties to any such Purchased Asset or any claim or right of any benefit arising thereunder for the assignment thereof to Buyer as Buyer may reasonably request. If any such consent is not obtained, or if an attempted assignment of any such Purchased Assets would be ineffective or would materially and adversely affect the rights of Buyer or Seller thereunder so that Buyer would not in fact receive all such rights, Buyer and Seller will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, at Buyer’s request and expense, any and all rights of Seller against a third party thereto.

A mark of [***] on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

        2.5 Purchase Price. The purchase price for the Purchased Assets (“Purchase Price”) shall be [***] subject to adjustment pursuant to Section 2.6 hereof. The Purchase Price shall be paid by Buyer to the Seller on the Closing Date by wire transfer pursuant to Section 2.8 hereof.

        2.6 Adjustment of Purchase Price.

                (a)     All real property and personal property Taxes, utility charges and periodic charges or fees assessed by any Governmental Authority, if any, relating to the Facility, and all accounts payable or other expenses incurred under, and any prepaid expenses attributable to, the Facility Agreements shall be prorated on a daily basis between Seller and Buyer as of midnight of the date of Closing or such other date as the parties agree in writing (the “Proration Date”). Buyer and Seller shall prepare a proration schedule prior to Closing, including the items listed above and any other items the parties determine necessary (the “Proration Schedule”). Such Proration Schedule shall include all applicable income and expenses with regard to the Facility.

                (b)     Any escrow accounts held by any utility companies shall be either paid to the Seller or, if assigned to the Buyer, Seller shall receive a credit at Closing for any such deposits.

                (c)     The Buyer shall be responsible for all expenses of the Purchased Assets attributable to the period from and after the Proration Date.

                (d)     The parties agree that any amounts which may become due under this Section 2.6 shall be paid at Closing to the extent such amounts may be determined. A post-Closing reconciliation of such pro-rated items shall be made by the parties thirty (30) days after Closing, and any additional amounts determined to be owing shall be promptly forwarded to the respective party in a lump sum payment. A second determination of any amounts due under this Section 2.6 shall be made sixty (60) days after Closing and any amounts due at that time shall be forwarded to the respective party in a lump sum payment. Any additional amounts which may become due after the second determination shall be forwarded at the time they are received.

        2.7 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, “Assumed Liabilities” shall not include, and Buyer shall not be required to assume or perform or discharge (collectively, “Excluded Liabilities”) any Loss of the Seller or any Affiliate of the Seller arising out of or relating to:

                (a)     All liabilities and obligations relating exclusively or primarily to the Excluded Assets.

                (b)     Any fees, costs or expenses of the type referred to in Section 12.2 of this Agreement.

                (c)     Any current or former employee of the Seller under or with respect to any employee benefit plan, incentive plan. or medical or dental plan or for severance or vacation pay.

                (d)     Other than Assumed Liabilities, any liabilities and obligations relating to Seller’s or any Seller Affiliate’s use, ownership or operation of the Purchased Assets prior to the Closing Date.

        2.8 Payment Instructions. Prior to the Closing Date, each party shall deliver to the other party the instructions and accounts designated by each party for receiving payment of any amounts owed hereunder, whether pursuant to Sections 2.5, 2.6 or otherwise.

ARTICLE III

DUE DILIGENCE MATERIALS

        3.1 Due Diligence Investigation and Materials. Prior to the Closing Date, Buyer and its agents shall be given reasonable access to the Facility (at reasonable times and on reasonable prior written notice) in order to conduct its due diligence investigations, including without limitation, the conduct of an engineering assessment and a so-called Phase I environmental assessment of the Facility and the buildings, improvements, structures and fixtures comprising a part of the Facility. Seller agrees to cause to be provided to the Buyer, at no cost, any current title reports, surveys, engineering reports and analyses and environmental studies and other relevant information on the Facility and the other Purchased Assets in its possession, custody or control. Notwithstanding the foregoing, Buyer agrees that (i) it will not interfere in any material and adverse fashion with the operation of the Purchased Assets by Seller and (ii) it will not undertake any environmental testing, drilling, boring, excavation or intrusive investigation outside or inside the Facility including, but not limited to, Phase II environmental testing, unless (x) Buyer shall have executed with Seller an access agreement in form and substance reasonably satisfactory to each of Buyer and Seller and (y) Buyer shall have provided to Seller for review and approval a scope of work for such activities.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

        The Seller represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof, except as set forth in the Disclosure Schedule provided by the Seller to the Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article IV. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article IV to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The inclusion of any information in the Disclosure Schedule (or any update thereto) shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect, or is outside the ordinary course of business. For purposes of this Agreement, the phrase “to the knowledge of the Seller” or any phrase of similar import shall mean and be limited to the actual knowledge of the individuals set forth on Schedule 4.

        4.1 Organization, Good Standing and Corporate Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite corporate power to own, operate and lease the Purchased Assets and carry on its business.

        4.2 Authorization and Binding Effect of Documents. Seller has all requisite corporate power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (including all necessary shareholder approvals, if any) on the part of Seller. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Seller. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

        4.3 Absence of Conflicts. Except as otherwise disclosed on Schedule 4.3 hereto, the execution, delivery and performance by Seller of this Agreement and the other Documents, and consummation by Seller of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the organizational documents of Seller, any Facility Agreement, or any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Seller is bound, except for any such breach, default, violation, modification, termination or acceleration which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

        4.4 Ownership and Status of Purchased Assets and Tangible Personal Property. Seller has, or on the Closing Date will have, good, valid and marketable fee simple title to the Facility, free and clear of all Liens other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Facility or any portion thereof or interest therein. There are no eminent domain or other similar proceedings pending or, to the knowledge of Seller, threatened against the Facility. Seller has good title to all other Purchased Assets, free and clear of all Liens other than Permitted Liens. Seller holds all material Permits required for the use, operations, occupancy of, and distribution of Products from, the Facility. The Purchased Assets and the Tangible Personal Property are in all material respects adequate for the purposes for which such assets are currently used, operated or occupied, and, with respect to buildings, structures, fixtures and other improvements constituting a part of the Facility, and the Tangible Personal Property, are in good repair and operating condition (subject to normal wear and tear). Except for the tangible assets listed on Schedule 4.4, in all material respects, the tangible assets included in the Purchased Assets are the tangible assets located at the Facility used by Seller and its Affiliates during the most recent flu season prior to the date of this Agreement, subject to any change in tangible assets during conduct of business in the ordinary course.

         4.5 Sale of Substantially All Property. Seller is transferring substantially all of the property held or used by Seller in the course of its activities at the Facility.

        4.6 Compliance with Law.

                Except as set forth on Schedule 4.6 hereto and except for environmental matters (which are addressed in Section 4.11 hereof):

                (a)     The Facility and other Purchased Assets and their operation and use currently are in compliance with all applicable municipal, county, state and federal laws, regulations, ordinances, standards and orders and with all municipal codes and requirements, including without limitation, all employment (including equal employment and anti-discrimination laws), health, building, fire, zoning ordinances, building use and occupancy, subdivision and land use regulations, and life safety codes, except for any noncompliance that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

                (b)     The Seller has not received any written, or to the knowledge of the Seller, oral notice of any outstanding deficiencies or work orders from any Governmental Authority having jurisdiction over the Facility requiring conformity to any applicable statute, regulation, ordinance or by-law pertaining to network operations control centers in general; and

                (c)     Seller has not received any written, or to the knowledge of the Seller, oral notice of any claim, requirement or demand from any Governmental Authority to repair, make additional improvements to, rework or redesign any aspect of the Facility or to provide additional fixtures or equipment so as to conform to or comply with any existing law, code or standard which has not been fully satisfied prior to the date hereof or which will not be satisfied prior to the Closing Date.

        4.7 LLC Interest. The LLC Interest constitutes all of the equity ownership of and membership interest in the LLC. The LLC is a single member limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite limited liability company power to own, operate and hold the Tangible Personal Property. The Seller had all requisite corporate power and authority to transfer ownership of the Tangible Personal Property to the LLC, and such transfer of ownership was duly authorized by all necessary corporate action on the part of Seller. Seller has, and Buyer at the Closing will acquire, good and valid title to the LLC Interest free and clear of Liens. The LLC has, or on the Closing Date will have, good title and ownership to the Tangible Personal Property, free and clear of all Liens other than Permitted Liens.

        4.8 Litigation. Except as set forth in Schedule 4.8, (i) there are no actions, suits, claims, investigations or administrative, arbitration or other proceedings pending or, to the knowledge of Seller, threatened against Seller before or by any Governmental Authority that relates to the Facility, the use or operations of, or employment practices at, the Facility, or with respect to the other Purchased Assets; and (ii) none of Seller or any of the Purchased Assets is a party to or bound by any order, arbitration award, judgment or decree of any Governmental Authority which, individually or in the aggregate, has or would reasonably be expected to have, a Material Adverse Effect or materially impair the ability of Seller to perform its obligations hereunder and consummate the transactions contemplated hereby.

        4.9 Intentionally Omitted.

        4.10 Intentionally Omitted.

        4.11 Environmental Matters. Seller has previously made copies of the Environmental Reports available to Buyer for inspection and review. Except as set forth in Schedule 4.11 and except as may be set forth in the Environmental Reports and except as to matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, to the knowledge of Seller:

                (a)     (i) Seller has obtained all permits, consents, licenses and approvals from all Governmental Authorities (the “Environmental Approvals”) as may be necessary under all applicable Environmental Laws (as such term is defined in Section 4.11(d)) for the operation of the Facility in the manner in which the Facility is currently being operated, (ii) all such Environmental Approvals are valid and in full force and effect, and (iii) Seller is in compliance in all material respects with all terms and conditions of such permits, consents, licenses and approvals.

                (b)     There has been no notice issued and there is no proceeding pending or threatened which may result in the reversal, rescission, termination, modification or suspension of any Environmental Approvals which are necessary for the operation of the Facility.

                (c)     Seller has operated and is operating the Facility in all material respects in compliance with all Environmental Laws, and there are no underground storage tanks located in or upon the Facility.

                (d)     With respect to the operation of the Facility, Seller has not filed or been required to file any notice under any applicable Environmental Law, reporting a release of any Hazardous Substance into the environment and no notice pursuant to Section 103(a) or (c) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.A. § 9601, et seq. (“CERCLA”) or any other applicable Environmental Law has been or was required to be filed.

                (e)     With respect to the operation of the Facility, Seller has not received any notice letter under CERCLA or any notice or claim, and to Seller’s knowledge there is no investigation pending or threatened, to the effect that Seller is or may be liable for or as a result of the release or threatened release of a Hazardous Substance into the environment or for the suspected unlawful presence of any Hazardous Substance thereon.

        4.12 No Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Seller or any Affiliate of Seller is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

        4.13 Intentionally Omitted.

        4.14 Facility Agreements. Schedule 4.14 sets forth all Facility Agreements in effect as of the date of this Agreement. Seller has delivered to Buyer complete and correct copies of all such written Facility Agreements, together with all amendments thereto, and accurate descriptions of all material terms of all such oral Facility Agreements. All such Facility Agreements are in full force and effect and enforceable against Seller and, to the knowledge of Seller, against each other party thereto, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity. There does not exist under any such Facility Agreement any event of default or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of Seller, or to the knowledge of Seller, any other party thereto, except for such events or conditions that, individually or in the aggregate (i) has not had or resulted in, and would not reasonably be expected to result in, a Material Adverse Effect, and (ii) has not and will not materially impair the ability of Seller to perform its obligations under this Agreement. Except as set forth on Schedule 4.14, no consent of any third party is required under any such Facility Agreement as a result of or in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        4.15 Employees. Seller is not a party to or bound by any collective bargaining agreement with respect to employees employed in the operation of the Facility and there are not any labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Facility. There are no labor disputes or employee claims currently pending or to the knowledge of the Seller threatened with respect to any employees or independent contractors at the Facility. The employment of each of the Seller’s employees at the Facility is terminable by the Seller at will.

        4.16 Insurance. Schedule 4.16 contains a complete list of all material policies of insurance covering the Purchased Assets and identifies each insurance claim made by the Seller with respect to the Facility or the operations at the Facility since December 31, 2002. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such insurance claim. The Seller has not received any written notice or other written communication regarding the actual or possible cancellation or invalidation of any of such policies.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

        The Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof:

        5.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite limited liability company power to own, operate and lease its properties and carry on its business as it is now being conducted and, subject to receiving or obtaining all required Permits as provided herein, as the same will be conducted following the Closing.

        5.2 Authorization and Binding Effect of Documents. Buyer has all requisite limited liability company power and authority to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and each of the other Documents by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary limited liability company action (including all necessary member approvals, if any) on the part of Buyer. This Agreement has been, and each of the other Documents at or prior to Closing will be, duly executed and delivered by Buyer. This Agreement constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and to the exercise of judicial discretion in accordance with general principles of equity, whether applied by a court of law or of equity.

        5.3 Absence of Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or result in any breach of any of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in a violation of, or (iv) give any third party the right to modify, terminate or accelerate any obligation under, the provisions of the articles of organization or operating agreement of Buyer, any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Buyer is bound except for any such breach, default, violation, modification, termination or acceleration which would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Buyer or the Buyer’s ability to perform its obligations under this Agreement (a “Buyer Material Adverse Effect”).

        5.4 Consents. The execution, delivery and performance by Buyer of this Agreement and the other Documents, and consummation by Buyer of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any Governmental Authority, or the consent, waiver or approval of any other person or entity.

        5.5 No Broker’s or Finder’s Fees. No agent, broker, investment banker or other person or firm acting on behalf of or under the authority of Buyer or any Affiliate of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement.

        5.6 Financial Capability. Buyer has sufficient funds to purchase the Purchased Assets and to perform its obligations under the Assumed Liabilities on the terms and subject to the conditions contemplated by this Agreement.

ARTICLE VI

COVENANTS OF SELLER AND BUYER

        6.1 Conduct of Business Prior to the Closing Date. Seller covenants and agrees with Buyer that from the date hereof through the Closing Date, unless Buyer otherwise consents in writing (which consent shall not be unreasonably withheld), Seller shall or shall cause its Affiliates to:

                (a)     Operate the Facility in the ordinary course of business, including without limitation using commercially reasonable efforts to preserve the Facility’s present business operations, organization and goodwill and its relationships with employees, customers, vendors, suppliers and other contractors, and performing in all material respects all of the obligations under the Facility Agreements and Permits.

                (b)     Not sell, lease, grant any rights in or to or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Purchased Assets except for dispositions of assets that (A) are in the ordinary course of business consistent with past practice and (B) if material, are replaced by similar assets of substantially equal or greater value and utility.

                (c)     Not modify, amend, terminate or enter into (i) any Facility Agreements (other than the Pain Agreement, the Master UPS Logistics Agreement, or the UPS Warehouse Services Agreement, each as defined in Section 4.14 of the Disclosure Schedule) outside of the ordinary course of business, or (ii) the Pain Agreement, Master UPS Logistics Agreement or the UPS Warehouse Services Agreement, in any respect, in each case under Subsections 6.1(c)(i) and (ii) without the Buyer’s prior written consent, which consent shall not be unreasonably withheld and shall be deemed to have been given within five (5) business days of Seller’s written request if not objected to by Buyer in writing within such five (5) business day period.

                (d)     Maintain the Tangible Personal Property in reasonably good operating condition and repair, except for ordinary wear and tear, in a manner consistent with past practices.

                (e)     Keep in force all insurance policies insuring any of the Purchased Assets.

        6.2 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (i) the occurrence, or failure to occur, of any event that would be likely to cause any of their respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure on their respective parts to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.

        6.3 Consents. Seller shall use its commercially reasonable efforts to obtain any consents or waivers to the transactions contemplated by this Agreement required under any Facility Agreements or Permits; provided that Seller shall not be required to make any financial accommodation to a third party in order to obtain any such consent or waiver (other than payment of any amount otherwise due such third party).

        6.4 Publicity. The parties agree that any public release or announcement concerning the transactions contemplated hereby shall be governed by the provisions of Section 13.4 of the Termination Agreement.

        6.5 Material Adverse Change. Buyer and Seller will promptly notify the other party of any event of which Buyer or Seller, as the case may be, obtains knowledge which has had or could reasonably be expected to have a Material Adverse Effect.

        6.6 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take all action and to do all things necessary to consummate and make effective as soon as practicable the transactions contemplated by this Agreement.

        6.7 Environmental Approvals. Promptly following the execution of this Agreement, Buyer shall use commercially reasonable efforts to apply for and obtain the transfer or re-issuance of all Environmental Approvals other than Permits constituting Environmental Approvals that may be directly transferred from Seller to Buyer, at Buyer’s sole cost and expense. Seller shall use commercially reasonable efforts to cooperate with Buyer in connection with Buyer’s aforementioned obligation.

        6.8 Filings and Authorizations.

                (a)     Each of Seller and Buyer shall, as promptly as practicable after the date hereof, file or supply, or cause to be filed or supplied, all notifications and information required to be filed or supplied pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the transactions contemplated by this Agreement. Each of Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act. As promptly as practicable, Seller and Buyer will make, or cause to be made, all such other filings and submissions under laws, rules and regulations applicable to them, or to their Affiliates, as may be required for them to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Seller and Buyer shall keep one another apprised of the status of any communications with, and inquiries or requests for additional information from, any Governmental Authority, including the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and shall comply promptly with any such inquiry or request. Buyer shall pay the costs of all filing fees under the HSR Act.

                (b)     Each of the parties shall use reasonable commercial efforts to resolve any objections that may be asserted by the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated hereby, and shall cooperate with each other to contest any challenges to the transactions contemplated hereby by any such Governmental Authority. The Buyer and the Seller agree to cooperate and to use their respective reasonable commercial efforts to obtain any government clearances or approvals required for Closing under the HSR Act, to respond to any government requests for information under the HSR Act, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under the HSR Act or which is otherwise required to consummate the transactions contemplated by this Agreement.

        6.9 Updates to Disclosure Schedule. Prior to Closing, Seller shall deliver to Buyer supplements to the Disclosure Schedule and Exhibits, if appropriate, to reflect changes required to be disclosed as of the Closing Date. Disclosures contained in any supplements amending the Disclosure Schedule regarding matters occurring after the date hereof in accordance with the provisions of this Article VI shall not be considered to be a breach of any representation or warranty contained herein. Any such supplement to the Disclosure Schedule regarding matters occurring after the date hereof in accordance with the provisions of this Article VI shall be considered an amendment to the Disclosure Schedule for all purposes of this Agreement, provided, however, that such supplemental disclosure shall not be taken into account with respect to determining the satisfaction of the conditions to Buyer’s obligation to close under Section 8.1(a), nor shall any such supplement to the Disclosure Schedule be deemed to cure or correct any breach of any of Seller’s representations or warranties that existed as of the date of this Agreement.

        6.10 Employment Matters. If, prior to Closing, Buyer and Seller agree that Buyer shall offer employment to any of Seller’s employees at the Facility effective upon Closing, Buyer and Seller shall negotiate in good faith an amendment to this Agreement addressing the following issues: (a) salary of the employees with Buyer, (b) benefits to be provided to employees by Buyer, (c) vacation to be provided to employees by Buyer, (d) stock option and bonus benefits to be offered to the employees by Buyer, and (e) severance to be paid to the employees by Buyer.

        6.11 Reimbursement. Buyer shall reimburse Seller up to $10,000 for Seller’s reasonable costs, actually incurred by Seller, in undertaking the formation of the LLC and the transfer of ownership of the Tangible Personal Property from Seller to the LLC. Seller shall provide copies of such documents to Buyer prior to finalizing them.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATION OF EACH PARTY TO EFFECT
THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

        The obligation of each party to effect the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        7.1 HSR Approval.

                (a)     Any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                (b)     No preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any applicable law shall be in effect that would restrain or otherwise prevent or make illegal the consummation of the transactions contemplated by this Agreement.

        7.2 Consents. The Buyer and Seller shall have obtained all third party consents listed in Schedule 7.2(i), it being understood that the failure to obtain or effect any or all of the third party consents listed in Schedule 7.2(ii) will not be a condition to Closing.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATION OF BUYER TO CLOSE

        Buyer’s obligation to close the acquisition of the Purchased Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Buyer in writing:

        8.1 Accuracy of Representations and Warranties; Closing Certificate.

                (a)     The representations and warranties of the Seller set forth in Article IV shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect (it being agreed that any materiality or Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Material Adverse Effect for purposes of this clause (iii)).

                (b)     Seller shall have delivered to Buyer on the Closing Date a certificate that the conditions specified in Sections 8.1(a) and 8.2 are satisfied as of the Closing Date.

        8.2 Performance of Agreement. Seller shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement to be performed or complied with by it prior to or upon the Closing Date.

        8.3 Intentionally Omitted.

        8.4 Intentionally Omitted

        8.5 Delivery of Closing Documents. Seller shall have delivered or caused to be delivered to Buyer on the Closing Date each of the documents required to be delivered pursuant to Section 9.3.

        8.6 No Material Adverse Change. There shall have been no change or development affecting the Purchased Assets since the date of this Agreement which has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

        8.7 Closing of Termination Agreement. The Closing (as defined in the Termination Agreement) of the Termination Agreement shall have occurred.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLER TO CLOSE

        The obligations of Seller to close the sale of the Purchased Assets pursuant to the terms of this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless waived by Seller in writing:

        9.1 Accuracy of Representations and Warranties.

                (a)     The representations and warranties of the Buyer set forth in Article V shall be true and correct as of the Closing Date as if made as of the Closing Date, except (i) for changes contemplated or permitted by this Agreement, (ii) for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of such date, subject to clause (iii) below), and (iii) where the failure of the representations and warranties to be true and correct would not reasonably be expected to result, individually or in the aggregate, in a Buyer Material Adverse Effect (it being agreed that any materiality or Buyer Material Adverse Effect qualification in a representation and warranty shall be disregarded in determining whether any such failure would reasonably be expected to result in a Buyer Material Adverse Effect for purposes of this clause (iii)).

                (b)     Buyer shall have delivered to Seller on the Closing Date a certificate that the conditions specified in Sections 9.1(a) and 9.2 are satisfied as of the Closing Date.

        9.2 Performance of Agreements. Buyer shall have performed in all material respects all of its covenants, agreements and obligations required by this Agreement and each of the other Documents to be performed or complied with by it prior to or upon the Closing Date.

        9.3 Delivery of Closing Documents. Buyer shall have delivered or cause to be delivered to Seller on the Closing Date each of the Documents required to be delivered pursuant to Section 10.4.

        9.4 Closing of Termination Agreement. The Closing (as defined in the Termination Agreement) of the Termination Agreement shall have occurred.

ARTICLE X

CLOSING

        10.1 Time and Place. Subject to the satisfaction or waiver of Buyer’s and Seller’s conditions under Articles VII, VIII and IX hereof, the closing of the purchase and sale of the Purchased Assets pursuant to this Agreement (the “Closing”) shall take place on the Closing Date (as defined in the Termination Agreement) (the “Closing Date”).

        10.2 Title. At the Closing, Seller shall transfer and convey to Buyer good and marketable title to all of the Purchased Assets free and clear of any Liens except Permitted Liens.

        10.3 Documents to be Delivered to Buyer by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer the following, in each case in form and substance reasonably satisfactory to Buyer:

                (a)     Governmental certificates, dated as of a date as near as practicable to the Closing Date, showing that Seller is duly organized and in good standing in the state of its formation.

                (b)     A certificate of the Secretary or Assistant Secretary of Seller attesting as to the incumbency of each officer of Seller who executes this Agreement and any of the other Documents, authorization of Seller to enter into and consummate the transactions contemplated herein, and to similar customary matters.

                (c)     A bill of sale and assignment and assumption agreement transferring the Purchased Assets (except the Land) to Buyer in the form attached hereto as Schedule 10.3(c).

                (d)     A special warranty deed or special grant deed, in the form attached hereto as Schedule 10.3(d).

                (e)     An appropriate transfer declaration, certification of value or other document, if any, which may be required to be executed by Seller and filed together with the deed identified in Section 10.3(d).

                (f)     The certificate described in Section 8.1(b).

                (g)     An affidavit of Seller setting forth that it is not a “foreign person” for purposes of the Foreign Investment in Real Property Transfer Act of 1986, as such term is defined in Section 1445(b)(3) of the Code.

                (h)     An Employee Leasing Agreement in the form attached hereto as Schedule 10.3(h).

                (i)     Such additional information and materials as Buyer shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder, including without limitation, evidence that all consents and approvals required as a condition to Buyer’s obligation to close hereunder have been obtained, title affidavits and any other documents expressly required by this Agreement to be delivered by Seller at Closing.

                (j)        Such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may reasonably be necessary to effect the Closing.

        10.4 Deliveries to Seller by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to Seller the following, in each case in form and substance reasonably satisfactory to Seller:

                (a)     The payment of the monetary consideration required pursuant to Section 2.5, to be paid in cash, by wire transfer of immediately available funds on the Closing Date to an account specified in writing by Seller, with such notice to be delivered no less than two (2) days prior to the Closing Date.

                (b)     The certificate described in Section 9.1(b).

                (c)     Governmental Certificates dated as of a date as near a practicable to the Closing Date showing that Buyer is duly organized and in good standing in the State of Delaware and is duly authorized to transact business in the State of Kentucky.

                (d)     A certificate of the Secretary or Assistant Secretary of Buyer attesting as to the incumbency of each Officer of Buyer who executes this Agreement and any of the other Documents, authorization of Buyer to enter into and consummate the transactions contemplated herein, and to similar customary matters.

                (e)     An appropriate transfer declaration, certification of value or other document, if any, which may be required to be executed by Buyer and filed together with the deed identified in Section 10.3(d).

                (f)     A bill of sale and assignment and assumption agreement transferring the Purchased Assets (except the Land) to Buyer in the form attached hereto as Schedule 10.3(c).

                (g)     An Employee Leasing Agreement in the form attached hereto as Schedule 10.3(h).

                (h)     Such additional information and materials as Seller shall have reasonably requested to evidence the satisfaction of the conditions to its obligations hereunder.

                (i)     Such other instruments and documents, in form and substance reasonably acceptable to Buyer and Seller, as may reasonably be necessary to effect the Closing.

        10.5 Closing Costs. Seller shall pay the cost of preparing the Deed. Buyer shall pay the costs of recording the Deed and all local, county or state transfer or recording Taxes (if any) with respect to the Facility imposed in Kentucky on assets similar to the Facility, and any sales Taxes imposed on the sale of the Purchased Assets, provided however, that the parties agree and intend that no sales tax is expected to be due with respect to the transactions contemplated in this Agreement and that Buyer shall not withhold any sales tax from the payment of the purchase price hereunder. Buyer shall pay all costs of the title company to insure title, and the cost of owner’s title insurance policy. All other Taxes, utilities and other expenses of the Facility shall be prorated between the parties as of the Closing as provided in Section 2.6 hereof.

ARTICLE XI

INDEMNIFICATION

        11.1 Survival. Except in the case of fraud, all representations and warranties in this Agreement or any other Document shall survive for eighteen (18) months after the Closing. Except for fraud, the rights to indemnification set forth in this Article XI shall be the sole and exclusive right of each party for all monetary damages that such party (or the party’s successors or assigns) would otherwise have by statute or common law in connection with the transactions contemplated by this Agreement or any other Document.

        11.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from any of the following:

                (a)     Any breach by Seller of any of its representations or warranties in this Agreement or any other Document;

                (b)     Any failure by Seller to perform any covenant or agreement contained in this Agreement or any other Document; or

                (c)    Any Excluded Liabilities.

        11.3 Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, representatives, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to any Loss relating to, arising out of or resulting from any of the following:

                (a)     Any breach by Buyer of any of its representations or warranties, in this Agreement or any other Document;

                (b)     Any failure by the Buyer to perform any covenant or agreement contained in this Agreement or any other Document;

                (c)        Any claim that the transfer of ownership of the Tangible Personal Property from Seller to the LLC is subject to any Taxes, that the transfer of the LLC Interest to Buyer is subject to any Taxes other than income Taxes, or that the ownership of the Tangible Personal Property by the LLC, prior to transfer of the LLC Interest to Buyer, is subject to Taxes; or

                (c)     Any Assumed Liabilities.

        11.4 Administration of Indemnification. For purposes of administering the indemnification provisions set forth in Sections 11.2 and 11.3, the following procedure shall apply:

                (a)     Whenever a claim shall arise for indemnification under this Article XI, the party entitled to indemnification (the “Indemnified Party”) shall reasonably promptly give written notice to the party from whom indemnification is sought (the “Indemnifying Party”) setting forth in reasonable detail, to the extent then available, the facts concerning the nature of such claim and the basis upon which the Indemnified Party believes that it is entitled to indemnification hereunder.

                (b)     The Indemnifying Party shall have the right to assume the defense of any such claim or any litigation resulting from such claim, and, upon such assumption, the Indemnified Party shall cooperate fully with the Indemnifying Party in the conduct of such defense. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such action within 30 days after such notice thereof shall have been given to the Indemnifying Party, shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any and all Losses caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom (subject to Section 11.5). The Indemnified Party may participate, at its expense (not subject to indemnification hereunder), in the defense of such claim or litigation, provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party (not to be unreasonably withheld), or enter into any settlement, except with the written consent of the Indemnified Party (not to be unreasonably withheld), which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

                (c)     If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation. The Indemnified Party shall not agree to any settlement of any such claim, action, suit or proceeding without the prior written consent of the Indemnifying Party. If no settlement of such claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any Losses incurred by the Indemnified Party in the defense against such claim or litigation, subject to Section 11.5.

                (d)     The party controlling such defense shall keep the other party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other party with respect thereto. Failure or delay by an Indemnified Party to give a reasonably prompt notice of any claim (if given prior to expiration of any applicable Survival Period) shall not release, waive or otherwise affect an Indemnifying Party’s obligations with respect to the claim, except to the extent that the Indemnifying Party can demonstrate actual loss or prejudice as a result of such failure or delay. Buyer shall not be deemed to have notice of any claim by reason of any knowledge acquired on or prior to the Closing Date by an employee of the Facility.

        11.5 Limitations.

                (a)     Notwithstanding anything to the contrary contained in this Agreement, the following limitations shall apply to indemnification claims under this Agreement (it being understood that, for purposes of determining the amount of Losses under this Section 11.5 only (but not for purposes of determining the occurrence of any breach), all representations and warranties of Seller in Article IV shall be construed as if the terms “material” and “Material Adverse Effect”, and variations thereof, were omitted from such representations and warranties):

A mark of [***] on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                        (i)     no individual claim (or series of related claims) for indemnification under Section 11.2(a) shall be valid and assertable unless it is (or they are) for an amount in excess of [***];

                        (ii)     the Seller shall be liable with respect to claims under Section 11.2(a) for only that portion of the aggregate Losses related to such claims (excluding any claims disallowed under Section 11.5(a)(i)), considered together, which exceeds [***]; and

                        (iii)     the aggregate liability of the Seller for all Losses under this Article XI , including, without limitation, any Losses under Section 11.8, other than those in respect of Section 11.2(b), shall not exceed [***].

                        (iv)     In no event shall any Indemnifying Party be responsible or liable for any Losses or other amounts under this Article XI that are consequential, in the nature of lost profits, diminution in the value of property, special or punitive or otherwise not actual damages. Each party shall (and shall cause its Affiliates to) use reasonable commercial efforts to pursue all legal rights and remedies available in order to minimize the Losses for which indemnification is provided to it under this Article XI.

                (b)     The amount of Losses recoverable by an Indemnified Party under this Article XI with respect to an indemnity claim shall be reduced by (i) the amount of any payment received by such Indemnified Party (or an Affiliate thereof), with respect to the Losses to which such indemnity claim relates, from an insurance carrier, and (ii) the amount of any Tax benefit realized or realizable by such Indemnified Party (or an Affiliate thereof) which is attributable to the Losses to which such indemnity claim relates. For purposes of this Section 11.5(b), the Tax benefit realized by any Indemnified Party (or an Affiliate thereof) shall be determined as of the date of the receipt of payment from the Indemnifying Party by calculating the present value of all expected reductions in Tax payments attributable to any expected deductions or decreases in income associated with the Losses to which such indemnity claim relates, assuming that the Indemnified Party is always subject to a total combined Tax rate of [***]. An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims and Tax benefits to which it may be entitled in connection with any Losses it incurs, and the parties shall cooperate with each other in pursuing insurance claims with respect to any Losses or any indemnification obligations with respect to Losses. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification payment from the Indemnifying Party, it shall pay to the Indemnifying Party, within 30 days of receiving such insurance payment, an amount equal to the excess of (A) the amount previously received by the Indemnified Party under this Article XI with respect to such claim plus the amount of the insurance payments received, over (B) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under this Article XI. Notwithstanding the foregoing, the Indemnified Party shall not be obligated to make an insurance claim if the Indemnified Party, in its reasonable judgment, believes that the cost of pursuing such an insurance claim and satisfying any applicable deductible or retention amount with respect to such claim, together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Party, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification.

        11.6 Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price.

        11.7 Disclaimer. EXCEPT AS SET FORTH IN ARTICLE IV, SELLER MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE), WITH RESPECT TO THE PURCHASED ASSETS. IN ADDITION, SELLER HEREBY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES STATED IN ARTICLE IV.

        11.8 Environmental Indemnification.

                (a)     Notwithstanding the provisions of Section 11.1 of this Agreement, (i) the resolution of any claim subject to indemnification under Section 11.2(a) as a result of the breach of any representation or warranty in Section 4.11 shall be governed solely by the provisions of this Section 11.8 and (ii) from and after the Closing, and subject to the terms and conditions of this Section 11.8, with respect to any written third party claim received by Buyer, or with respect to any claim asserted in writing by Buyer, in each case prior to the fifth (5th) anniversary of the Closing Date, Seller shall indemnify, defend, and hold harmless Buyer and its officers, directors, employees, Affiliates, successors and assigns from and against, and pay or reimburse each of them for and with respect to, any Loss relating to, arising out of or resulting from all Pre-Closing On-Site Environmental Liabilities.

                (b)     Notwithstanding any other provision contained in Sections 11.2 or 11.4 to the contrary, the resolution of any claim subject to indemnification under Section 11.8(a), or under Section 11.2(a) as a result of the breach of any representation or warranty in Section 4.11 (Environmental Matters), shall be deemed satisfied so long as such remediation or other resolution (i) satisfies the requirements in all material respects of or is otherwise authorized by Environmental Laws applicable to the industrial use of the property as such standard is in effect at the time of completion of any such Remedial Action, and (ii) is approved by Governmental Authorities with jurisdiction over such matters, where such approval is required by applicable Environmental Laws. Such resolution may be achieved using the most cost-effective remedial approach and methods selected by Seller, including the application of commercial, light industrial and/or other form of nonresidential cleanup criteria as may be permitted by Environmental Laws or Governmental Authorities and the use of environmental land use restrictions or similar institutional controls. Buyer agrees that, if such environmental land use restrictions or similar controls are permitted by Environmental Laws, all other Applicable Laws and local Governmental Authorities and provided that the environmental land use restrictions do not unreasonably interfere with or impede the Buyer’s operation of the Purchased Assets as the Purchased Assets are operated on the Closing Date, Buyer will execute any required documents and will cooperate with Seller in the recording of such environmental land use restrictions or similar institutional controls on the applicable land records.

                (c)     Notwithstanding any other provisions contained in Section 11.4 to the contrary, Seller shall have the right to direct, manage and control, and take such actions as in Seller’s reasonable judgment are necessary in connection with, any defense, Remedial Action, or other resolution of any claim, event or condition subject to indemnification under Section 11.8(a), or under Section 11.2(a) as a result of the breach of any representation or warranty in Section 4.11. Buyer shall provide Seller with access to any Land reasonably necessary for Seller to perform the defense, Remedial Action or other resolution of such claim, event or condition, provided that Seller shall have first notified Buyer in advance of requiring such access; and provided, further, that to the extent any claim, event or condition subject to indemnification hereunder involves or requires work to be performed at the Land, Seller shall (A) comply in all material respects with all Applicable Laws (including, without limitation, Environmental Laws); (B) conduct the work diligently and in a manner that will not unreasonably interfere with Buyer’s operation of the Purchased Assets (as such Purchased Assets were operated before the Closing) or compromise the safety of those on the Land and (C) provide Buyer with 1) copies of any proposed workplans, final environmental reports, material correspondence with Governmental Authorities, and give Buyer an opportunity to review and consult with Seller with respect thereto (and Buyer shall have a right to comment on proposed workplans and Seller will consider any reasonable comments); and 2) prior notice of and the right to attend, as an observer but not a participant, meetings with Governmental Authorities regarding the Remedial Action. Seller agrees that it shall be solely responsible for, and hold Buyer harmless from, the negligent acts or omissions of Seller and its employees, agents and contractors in the course of performing the Remedial Action. Buyer agrees it shall not be entitled to indemnity for any Environmental Liabilities if and to the extent such Environmental Liabilities are discovered as a result of Buyer’s conduct, ordering of or allowing the performance of an environmental audit, investigation or other assessment conducted by Buyer, its Affiliates, or any agent or contractor thereof for the purpose of, or where the reasonably foreseeable effect thereof is, discovering any conditions that might result in Losses with respect to which Seller would be required to provide indemnification pursuant to this Agreement, except (i) as required by a demand, complaint, order or directive of a Governmental Authority acting within the scope of its jurisdiction or authority which demand, complaint, order or directive was not initiated by any actions by or on behalf of Buyer or any of its Affiliates, provided Buyer first informs Seller in writing of such demand, complaint, order or directive and, if requested by Seller, cooperates with Seller’s objection thereto, or by any Environmental Law; (ii) as necessary for operation of the Purchased Assets in the ordinary course of business or the construction, expansion, maintenance or repair of the Facility or the Land which is performed for a bona fide business purpose and actually carried out, or (iii) as may be required by a financing party or acquiring party (other than Buyer or any of its Affiliates) under any bona fide financing transaction or sale transaction involving the Land or the Facility undertaken for a bona fide business purpose.

                (d)     Other than in the case of fraud, this Section 11.8 shall be the sole and exclusive remedy of the Buyer and its Affiliates, and their respective past, present and future officers, directors, employees, agents, attorneys and contractors for (i) any claim subject to indemnification under Section 11.2(a) as a result of the breach of any representation or warranty in Section 4.11 and (ii) any and all claims, Losses, Environmental Liabilities, and any right to seek contribution or other legal or equitable recovery or relief, related directly or indirectly to the Purchased Assets arising at any time under Environmental Laws, or under any common law with respect to Environmental Liabilities or Hazardous Substances.

A mark of [***] on this page indicates that confidential material has been omitted. This Exhibit, including the omitted portions, has been filed separately with the Secretary of the Securities and Exchange Commission pursuant to an application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

                (e)     Other than in the case of fraud, except for the rights created by this Section 11.8, the Buyer hereby waives (and shall cause its Affiliates and the respective successors and assigns of the Buyer and its Affiliates to waive) any and all claims, demands, causes of action, Losses and any right to seek contribution or any other legal or equitable recovery or relief, arising at any time, with respect to events related directly or indirectly to the Purchased Assets, or operation of the Purchased Assets prior to the Closing that the Buyer and its Affiliates, or any of them, may now or in the future have under any Environmental Law or any other common or statutory law providing for any remedy, relief or right of recovery with respect to Environmental Liabilities. Other than in the case of fraud, except for the rights created by this Section 11.8, the Buyer hereby releases (and shall cause its Affiliates and the successors and assigns of the Buyer and its Affiliates to release) Seller and its Affiliates and their respective past, present and future officers, directors and employees, agents, attorneys or contractors from any and all such claims, demands and causes of action.

                (f)     Notwithstanding anything to the contrary contained in Section 11.5 or this Section 11.8, the following limitations shall apply to indemnification claims under this Section 11.8:

                        (i)     the Seller shall be liable with respect to claims under Section 11.8, or under Section 11.2(a) as a result of the breach of any representation or warranty in Section 4.11 for only that portion of the aggregate Losses related to such claims, considered together, which exceeds [***]; and

                        (ii)     the aggregate liability of the Seller for all Losses under this Section 11.8 shall not exceed [***].

ARTICLE XII

DEFAULT AND TERMINATION

        12.1 Right of Termination. This Agreement may be terminated prior to Closing:

                (a)     By written agreement of Seller and Buyer;

                (b)     As provided in Section 12.2;

                (c)     By the Buyer or Seller if Closing does not occur within 60 days after the date hereof and the terminating party is not in breach of this Agreement; or

                (d)     By the Buyer or Seller if the Termination Agreement is terminated in accordance with its terms and the terminating party is not in breach of this Agreement.

        12.2 Remedies upon Default.

                (a)     If Seller materially breaches or defaults on any of its representations, covenants or the performance of its obligations, or if the conditions precedent to the Buyer’s obligations as provided in this Agreement have not been met or have not occurred by the date of the Closing of the Termination Agreement (other than as a result of any failure on the part of the Buyer to comply with or perform its covenants and obligations under this Agreement), the Buyer may, by serving notice in writing upon the Seller in the manner provided in this Agreement, either:

                        (i)     Terminate this Agreement and declare it null and void; or

                        (ii)     Seek specific performance against the Seller with respect to the Purchased Assets.

                (b)     If Buyer materially breaches or defaults on any of its representations, covenants or the performance of its obligations, or if the conditions precedent to the Seller’s obligations as provided in this Agreement have not been met or have not occurred by the date of the Closing of the Termination Agreement (other than as a result of any failure on the part of the Seller to comply with or perform its covenants and obligations under this Agreement), the Seller may, by serving notice in writing upon the Buyer in the manner provided in this Agreement, either:

                        (i)     Terminate this Agreement and declare it null and void; or

                        (ii)     Seek specific performance against the Buyer with respect to the Purchased Assets.

        12.3 Obligations Upon Termination. Upon termination of this Agreement, each party shall thereafter remain liable for breach of this Agreement prior to such termination. If this Agreement is terminated without any breach by either party hereto, each of the parties shall be liable and responsible for any costs incurred by such party in connection with the transactions contemplated by this Agreement.

        12.4 Termination Notice. Each notice given by a party to terminate this Agreement shall specify the Subsection of Article 12 pursuant to which such notice is given. If at the time a party gives a termination notice, such party is entitled to give such notice pursuant to more than one Section of Article 12, the Subsection pursuant to which such notice is given and termination is effected shall be deemed to be the section specified in such notice provided that the party giving such notice is at such time entitled to terminate this Agreement pursuant to the specified section.

ARTICLE XIII

MISCELLANEOUS

        13.1 Further Actions. From time to time before, at and after the Closing, each party, at its expense and without further consideration, will execute and deliver such documents as may be reasonably requested by the other party in order more effectively to consummate the transactions contemplated hereby.

        13.2 Payment of Expenses. Except as otherwise expressly provided in this Agreement, each of the parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such party, in connection with the transactions contemplated by this Agreement.

        13.3 Notices. All notices, demands or other communications given hereunder shall be in writing and shall be sufficiently given if delivered by courier (including overnight delivery service) or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

                (a)     If to Buyer, to:

                                MedImmune Distribution, LLC
                                c/o MedImmune, Inc.
                                One MedImmune Way
                                Gaithersburg, MD 20878
                                Attention: Chief Executive Officer
                                Telephone: (301) 398-0000
                                Facsimile: (301) 398-9000

                         With a copy to Buyer’s General Counsel at the same address.

                (b)     If to Seller, to:

                                Wyeth
                                Five Giralda Farms
                                Madison, NJ 07940
                                Attention: Executive Vice President and Chief Financial Officer
                                Telecopier Number: (973) 660-7156

                         With a copy to Senior Vice President and General Counsel, at the same address.

or such other address as a party may from time to time notify the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed, and (ii) if delivered by courier, on the date received.

        13.4 Entire Agreement. This Agreement, Exhibits and the other Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede any prior negotiations, agreements, understandings or arrangements between the parties hereto with respect to the subject matter hereof.

        13.5 Binding Effect; Benefits. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        13.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party.

        13.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware without regard to its principles of conflicts of laws; except that the special warranty deed to be delivered to the Buyer pursuant to Section 10.3(d) and all provisions of this Agreement pertaining to an interest in the Land shall be governed exclusively by the laws of the State of Kentucky.

        13.7 Amendments and Waivers. No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

        13.8 Severability. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provision hereof unenforceable in any respect.

        13.9 Headings. The captions in this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

        13.10 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

        13.11 References. All references in this Agreement to Articles and Sections are to Articles and Sections contained in this Agreement unless a different document is expressly specified.

        13.12 Exhibits. Unless otherwise specified herein, each Exhibit referred to in this Agreement is attached hereto, and each such Exhibit is hereby incorporated by reference and made a part hereof as if fully set forth herein.

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above.

SELLER:

WYETH, a Delaware corporation

By: /s/ Lawrence V. Stein
Name: Lawrence V. Stein
Title: Senior Vice President

BUYER:

MEDIMMUNE DISTRIBUTION, LLC,
a Delaware limited liability company

By: /s/ David M. Mott
Name: David M. Mott
Title: President and CEO